As filed with the Securities and Exchange Commission on August 15, 1997

              Post-Effective Amendment No. 1 to Registration No. 333 -32127
              Post-Effective Amendment No. 2 to Registration No. 333 -20077
               Post- Effective Amendment No. 5 to Registration No. 33-49105
                Post-Effective Amendment No. 3 to Registration No. 33-23156
                 Post-Effective Amendment No. 5 to Registration No. 2-95141
                 Post-Effective Amendment No. 4 to Registration No. 2-87850
===========================================================================

                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549
                           ____________________

                         Post-Effective Amendments
                                    to
                                 FORM S-3

                          REGISTRATION STATEMENT
                                   UNDER
                        THE SECURITIES ACT OF 1933
                           ____________________


                             NYNEX CORPORATION
          (Exact name of registrant as specified in its charter)

  Delaware        1095 Avenue of the Americas   13-3180909
(State or other
jurisdiction of   New York, New York 10036  (I.R.S. Employer Identification No.)
incorporation
or organization)    (212) 395-2121

       (Address, including zip code, and telephone number including area code, of registrant's principal  executive offices)
                           ____________________
         Share Owner Dividend Reinvestment and Stock Purchase Plan
                           ____________________

                                Mel Meskin
                      Vice President and Comptroller
                             NYNEX Corporation
                          1095 Avenue of Americas
                         New York, New York 10036
                              (212) 395-1020
         (Name, address, including zip code, and telephone number,
                 including area code, of agent of service)

                           _____________________

              Please address a copy of all communications to:

                         MORRISON DeS. WEBB, ESQ.
          Executive Vice President, General Counsel and Secretary
                             NYNEX Corporation
                          1095 Avenue of Americas
                         New York, New York 10036
                           _____________________

                 RECENT EVENTS:  DEREGISTRATION

     The Registration Statement on Form S-3 (Registration No 333-32127) (the "Registration Statement") of NYNEX Corporation, a Delaware corporation ("NYNEX"), pertaining to 800,000 shares of NYNEX common stock, par value $1.00 per share, and the accompanying rights to purchase NYNEX's Series A Junior Participating Preferred Stock ("NYNEX Common Stock") under NYNEX's Share Owner Dividend Reinvestment and Stock Purchase Plan, to which this Post-Effective Amendment No.1 relates, was declared effective by the Securities and Exchange Commission on July 25, 1997. Pursuant to Rule 429 under the Securities Act of 1933, as amended, the Prospectus contained in the Registration Statement also relates to Registration Statement Nos. 2-87850, 2-95141, 33-23156, 33-49105 and 333-20077, previously filed by the
Registrant on Form S-3 and declared effective on November 16, 1983, January 22, 1985, August 10, 1988, October 28, 1992 and
January 21, 1997, respectively.

     On November 8, 1996, holders of common stock, par value $1.00 per share ("Bell Atlantic Common Stock"), of Bell Atlantic Corporation, a Delaware corporation ("Bell Atlantic"), and on November 6, 1996, holders of NYNEX Common Stock, at their respective special meetings of stockholders, approved and adopted the Amended and Restated Agreement and Plan of Merger, dated as of April 21, 1996, as amended and restated as of July 2, 1996 (the "Merger Agreement"), between NYNEX and Bell Atlantic, and the transactions contemplated thereby, including the issuance of Bell Atlantic Common Stock to NYNEX stockholders in exchange for their holdings of NYNEX Common Stock.

     The Merger Agreement provided, among other things, for a merger of equals transaction involving the merger of a wholly owned subsidiary of Bell Atlantic with and into NYNEX (the "Merger"), with NYNEX surviving the Merger as a wholly owned subsidiary of Bell Atlantic. The Merger became effective upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware on August 14, 1997 (the "Effective Time").

     Pursuant to the Merger, each share of NYNEX Common Stock issued and outstanding immediately before the Effective Time (excluding those held in the treasury of NYNEX and those owned by Bell Atlantic, but including shares held by employee stock ownership plans of NYNEX and by certain consolidated subsidiaries of NYNEX in connection with financing transactions) and all rights in respect thereof, without any action on the part of the holder thereof, were converted into the right to receive 0.768 of a share of Bell Atlantic Common Stock. In addition, each share of NYNEX Common Stock owned by Bell Atlantic or held in the treasury of NYNEX was canceled and retired, and each outstanding and unexercised option or warrant to purchase shares of NYNEX Common Stock was assumed by Bell Atlantic and converted into an option or warrant to purchase shares of Bell Atlantic Common Stock.

     As a result of the Merger, NYNEX has terminated all offerings of NYNEX Common Stock pursuant to its existing registration statements, including the Registration Statement.
In accordance with an undertaking made by NYNEX in the Registration Statement to remove from registration, by means of a post-effective amendment, any shares of NYNEX Common Stock which remain unsold at the termination of the offering, NYNEX hereby removes from registration all shares of NYNEX Common Stock registered under the Registration Statement which remain unsold as of the Effective Time.


Item 16. Exhibits.

Exhibit
Number

*(24)  Powers of Attorney (Exhibit 24 to the Registrant's 1996
Annual Report on Form 10-K, filed on March 27, 1997, and
Exhibit 24 to the Registrant's Registration Statement on Form S-3, filed on July 25, 1997, File No.1-8608).
__________________________________
*Previously filed


                           SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on the 15th day of August, 1997.

                                   NYNEX Corporation


                                   By       s/Mel Meskin
                                              Mel Meskin
                                     Vice President and Comptroller


     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment has been signed below by the following persons and in the capacities and on the date indicated.

Principal Executive Officer:

Ivan G. Seidenberg*
 Chairman of the Board and
 Chief Executive Officer

Principal Financial Officer:

Frederic V. Salerno*
 Vice Chairman - Chief Financial
 Officer/Business Development

Principal Accounting Officer:

Mel Meskin
 Vice President and Comptroller



Directors:
  John Brademas*               *By s/Mel Meskin
  R. L. Carrion *                 (Mel Meskin, as attorney-in-fact
  J. R. de Vink*                   and on his own behalf as
  Stanley P. Goldstein*            Principal Accounting Officef)
  Helene L. Kaplan*                August 15, 1997
  Elizabeth T. Kennan*
  Edward E. Phillips*
  Hugh B. Price*
  Frederic V. Salerno*
  Ivan G. Seidenberg*
  Walter V. Shipley*
  John R. Stafford*